SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 26, 2005

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 26, 2005, Semiconductor Components Industries, LLC (“SCILLC”), the wholly owned subsidiary of ON Semiconductor Corporation (“Corporation”), entered into an employment agreement with Donald Colvin (“Colvin Agreement”) and George H. Cave (“Cave Agreement”) (collectively, “Employment Agreements”), which had previously been approved by the Corporation’s Board of Directors (“Board”) and Compensation Committee. Mr. Colvin is the Corporation’s and SCILLC’s existing Senior Vice President, Chief Financial Officer and Treasurer. Mr. Cave is the Corporation’s and SCILLC’s existing Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary. Mr. Colvin had a previous employment arrangement with SCILLC which was terminated and replaced by the Colvin Agreement. Mr. Cave had no employment agreement with SCILLC prior to the Cave Agreement. The Employment Agreements have no specified term of years. The Colvin Agreement provides for a base salary of $350,000 per year, subject to review by the Board from time-to-time. The Cave Agreement provides for a base salary of $300,000 per year, subject to review by the Board from time-to-time. The Colvin Agreement specifies an incentive target amount for Mr. Colvin under the Corporation’s bonus program of up to a maximum of 65% of his base salary during the performance cycle or an additional amount as approved by the Board under the bonus program (his actual bonus amounts could range from 0% to over 65% of the target amount, depending upon Board approval and how the Corporation and Mr. Colvin perform in relation to specified performance criteria). The Cave Agreement specifies an incentive target amount for Mr. Cave under the Corporation’s bonus program up to a maximum of 50% of his base salary during the performance cycle or an additional amount as approved by the Board under the bonus program (his actual bonus amounts could range from 0% to over 50% of the target amount, depending upon Board approval and how the Corporation and Mr. Cave perform in relation to specified performance criteria). Each of the Employment Agreements provide for a monthly car allowance of $1,200.

If SCILLC terminates the executive’s employment without “cause,” or the executive resigns for “good reason” (as those terms are defined in the Employment Agreements), SCILLC will pay him: (i) one times his annual base salary; (ii) any earned but unpaid bonus for any prior performance cycle for the relevant executive; and (iii) a pro rata portion of his bonus, if any, for the current performance cycle. Both Mr. Colvin and Mr. Cave would also be entitled to medical benefits for one year following termination and up to six months of outplacement assistance for a cost to SCILLC not to exceed $5,000. Except as discussed below, the base salary component of severance would be paid to Mr. Colvin and Mr. Cave in accordance with SCILLC’s ordinary payroll practices, and the bonus amounts would be paid to Mr. Colvin and Mr. Cave when such bonuses are paid to active employees. The Employment Agreements provide that if the severance payments associated with base salary are determined in good faith by SCILLC to be deferred compensation subject to Section 409A of the Internal Revenue Code (“Code”), then the first six months of base salary will be paid in a lump sum on the sixth month anniversary of the date of the relevant executive’s termination, and the remaining six months of payments will be paid in accordance with SCILLC’s ordinary payroll practices. Similarly, the Employment Agreements provide with respect to bonuses that if the severance payments associated with these bonuses are determined in good faith by SCILLC to be subject to Section 409A of the Code, then such payments will be made to the relevant executive on the later of: (a) the date that bonuses are paid under the bonus program; or (b) the sixth month anniversary of the date of his termination.

In the event of a “change in control” (as defined in the Employment Agreements), if Mr. Colvin’s or Mr. Cave’s employment is terminated (for “cause” or for “good reason”) within two years after a change in control, then he will be entitled to the aforementioned severance benefits. In addition, the Employment Agreements provide that the relevant executive will be entitled to accelerated vesting of all of his outstanding unvested stock options

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as of the date the executive signed his employment agreement; plus extension of exerciseability of all vested stock options (through acceleration and non-acceleration) for a period of 1 year, provided, however, that if SCILLC determines in good faith that the extension of any such stock option’s exercise period results in the stock option being considered deferred compensation subject to Section 409A of the Code, such extension shall not take effect.

All severance benefits for each of Mr. Colvin and Mr. Cave are subject to the relevant executive signing a general release and waiver (in the form reasonably acceptable to SCILLC) and his compliance with the restrictive covenants summarized in the next paragraph.

The Employment Agreements prohibit Mr. Colvin and Mr. Cave during, and for one year after, the termination of his employment from soliciting any employee of the Corporation, SCILLC or their subsidiaries, or competing with SCILLC.

A copy of the Colvin Agreement and the Cave Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference. The above description is qualified in its entirety by reference to the filed Employment Agreements.

Item 1.02. Termination of a Material Definitive Agreement.

The Colvin Agreement described in Item 1.01 above replaced and superseded his previous employment arrangement with SCILLC dated March 14, 2003. This previous employment arrangement is described in the Corporation’s annual proxy statement filed with the SEC on or about April 12, 2005.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Number	Description
10.1	Employment Agreement between Semiconductor Components Industries, LLC and Donald Colvin dated May 26, 2005

10.2	Employment Agreement between Semiconductor Components Industries, LLC and George H. Cave dated May 26, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION
(Registrant)

Date: May 27, 2005	By:	/s/ WILLIAM GEORGE
	Name:	William George
	Title:	Senior Vice President, Operations

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EXHIBIT INDEX

Number	Description
10.1	Employment Agreement between Semiconductor Components Industries, LLC and Donald Colvin dated May 26, 2005

10.2	Employment Agreement between Semiconductor Components Industries, LLC and George H. Cave dated May 26, 2005

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